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                                                                      Exhibit 21


                            Subsidiaries of the Registrant

(1)  Access Acquisition Corp., a Delaware corporation
(2)  CHMC Acquisition Corp., a Delaware corporation
(3)  Federal Acquisition Corp., a Delaware corporation
(4)  Interactive Software Acquisition Corp., a Delaware corporation
(5)  InVenture Acquisition Corp., a Delaware corporation
(6)  MIS Acquisition Corp., a Delaware corporation
(7)  MST Acquisition Corp., a Delaware corporation
(8)  USComm Acquisition Corp., a Delaware corporation